Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 12, 2010 and March 22, 2010, in Amendment No. 3 to the Registration Statement (Form S-1) and related Prospectus of ECA Marcellus Trust I for the registration of common units.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
June 17, 2010